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                                  EXHIBIT 5.1

                         [OPINION OF MCBREEN & KOPKO]

November 12, 1999

Sonic Foundry, Inc.
754 Williamson Street
Madison, WI 53703

                      REGISTRATION STATEMENT ON FORM S-3

                           -------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 which you intend to file with the Securities and Exchange Commission on or about November 12, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,085,609 shares of your Common Stock issuable upon conversion of the Debentures and Warrants (the "Conversion Shares") to be sold by certain stockholders described in the Registration Statement (the "Selling Securityholders"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Conversion Shares by the Selling Securityholders in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."

     It is our opinion that the Conversion Shares, when sold by the Selling Securityholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Sincerely,
MCBREEN & KOPKO

/s/ MCBREEN & KOPKO


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